Exhibit 99.1

Contact: Garry O. Ridge
Phone: 619-275-9324

WD-40 Company Revised Fiscal Guidance for Fiscal Year 2005

SAN DIEGO, October 7, 2005 /PRNewswire-FirstCall/ — WD-40 Company (Nasdaq: WDFC) has revised its guidance for the full year. In fiscal year 2005, WD-40 Company now expects to achieve earnings per share of $1.55 - $1.65 based on 16.8 million shares outstanding.

The Company also announced its board of directors declared a regular quarterly dividend on October 6, 2005 of $.22 per share, payable October 28, 2005 to stockholders of record on October 17, 2005.

The Company also announced its 4th quarter earnings release has been moved to November 7, 2005 at 2pm (Pacific time) The rescheduled date is due to the longer time requirements needed to complete the new internal control audit of internal controls over financial reporting, as the Company is in its initial year of adoption of Section 404 of the Sarbanes Oxley Act of 2002.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40(R), and 3-IN-ONE(R), the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners, and household products 2000 Flushes(R), X-14(R), Carpet Fresh(R), Spot Shot(R) and 1001(R). WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $242.5 million in 2004. Additional information about WD-40 Company can be obtained online at www.wd40.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including impact of cost of goods, and the uncertainty of market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.